Exhibit 4.4

September 9, 2013

VIA OVERNIGHT COURIER SERVICE AND FACSIMILE

JPMorgan Chase Bank, N.A.

Mid-Corp Loan Administration

10 South Dearborn, Floor 07

Chicago, Illinois 60603-2003

Attention: Teresita R. Siao

Facsimile: 312-385-7096

Re:	Reduction of Aggregate Maximum Credit Amounts

Dear Ms. Siao:

Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of October 15, 2010 (as amended, supplemented and otherwise modified from time to time, the “Credit Agreement”), among Whiting Petroleum Corporation, as parent guarantor (the “Parent Guarantor”), Whiting Oil and Gas Corporation, as borrower (the “Borrower”), the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Pursuant to Section 2.06(b) of the Credit Agreement, the Parent Guarantor and the Borrower hereby notify the Administrative Agent that effective on the Senior Note Closing Date (as defined below) the Borrower elects to reduce the Aggregate Maximum Credit Amounts to $1.2 billion. This Notice is conditioned upon the closing of an offering by the Parent Guarantor of at least $1.9 billion in aggregate principal amount of its senior notes. The date of such closing is referred to herein as the “Senior Note Closing Date” so long as such date occurs at least three Business Days after the date of this Notice and such date occurs on or prior to September 30, 2013. Capitalized definitional terms used but not defined herein have the meanings set forth in the Credit Agreement.

Sincerely,

WHITING PETROLEUM CORPORATION

By:	/s/ Michael J. Stevens
Name: Michael J. Stevens
Title: Vice President and Chief Financial Officer

WHITING OIL AND GAS CORPORATION

By:	/s/ Michael J. Stevens
Name: Michael J. Stevens
Title: Vice President and Chief Financial Officer

cc

JPMorgan Chase Bank, N.A.

712 Main Street, Floor 8 South

Houston, Texas 77002

Attention: Ryan Fuessel

Facsimile: 713-216-7770